Exhibit 10.13A

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “First Amendment”), is made as of September 3, 2010, by and between Demand Media, Inc. (the “Company”), and Joanne Bradford (the “Executive”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement (as defined below).

RECITALS

A.                                   The Company and the Executive have entered into an employment agreement, dated March 15, 2010 (the “Employment Agreement”).

B.                                     The parties hereto wish to amend certain terms of the Employment Agreement.

AMENDMENT

The parties hereto hereby amend the Employment Agreement as follows, effective as of the date of the closing of the Company’s initial public offering of shares of its common stock (the “Effective Date”). This First Amendment shall become effective on the Effective Date and, in the event the Effective Date does not occur on or prior to March 31, 2011 (or such later date as the Company and the Executive agree in writing), then this First Amendment shall terminate on such date and shall be of no force or effect.

1.             Section 3(a). The first sentence of Section 3(a) of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“The Company shall pay you an annual base salary at the rate of two hundred twenty-five thousand dollars ($225,000 U.S.) (the “Base Salary”) to be paid in installments according to the Company’s regular payroll policy, as in effect from time to time; provided that, effective as of January 1, 2011, the Base Salary shall be two hundred fifty thousand dollars ($250,000 U.S.).”

2.             Section 3(b)(1). Effective as of January 1, 2011 and with respect to all fiscal years of the Company beginning with the fiscal year ending December 31, 2011, all references made in Section 3(b)(1) of the Employment Agreement to the phrases “forty percent (40%)” and “40%” are hereby deleted and replaced with the phrase “fifty percent (50%)”.

3.             Section 3(c)(4). The following Section 3(c)(4) is hereby added to the Employment Agreement:

(4)           IPO Stock Option. Subject to adoption by the Board and approval by the Company’s stockholders of the 2010 Incentive Award Plan (the “2010 Plan”), the Company shall grant you, as soon as practicable after the execution of this First Amendment (which grant date, for the avoidance of doubt, may precede the Effective

Date) (the “Grant Date”), a nonqualified option to purchase two hundred thousand (200,000) shares of the Company’s common stock (the “IPO Stock Option”) with an exercise price equal to $9.00 per share. Subject to any accelerated vesting provisions approved by the Board and set forth in a separate award agreement in a form prescribed by the Company (the “IPO Stock Option Agreement”), the IPO Stock Option shall vest and become exercisable in substantially equal installments (rounded up to the nearest whole share) on each monthly anniversary of the Effective Date occurring over the four (4)-year period immediately following the Effective Date, subject to your continued employment with the Company through such date. If the Effective Date does not occur on or prior to March 31, 2011 for any reason, then, notwithstanding anything to the contrary, the IPO Stock Option shall terminate and be forfeited, and the Company shall have no further obligations with respect thereto. The terms and conditions of the IPO Stock Option shall, in a manner consistent with this Section 3(c)(4), be set forth in the IPO Stock Option Agreement, to be entered into by the Company and you, which shall evidence the grant of the IPO Stock Option. The IPO Stock Option shall be governed in all respects by the terms and conditions of the 2010 Plan.

4.             Section 3(f)(2)(i). Section 3(f)(2)(i) of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

(i)            Cash Severance Payment. The Company shall pay you or your estate (if applicable) an amount (the “Continuation Amount”) equal to six (6) months’ of the Base Salary in effect on the date of such Separation from Service (the “Termination Date”), payable in substantially equal installments (the “Installments”) in accordance with the Company’s normal payroll procedures during the period commencing on the Termination Date and ending on the six (6)-month anniversary of the Termination Date; provided, however, that no payments under this Section 3(f)(2)(i) shall be made prior to the first payroll date occurring on or after the thirtieth (30th) day following the Termination Date (such payroll date, the “First Payroll Date”) (with amounts otherwise payable prior to the First Payroll Date paid on the First Payroll Date without interest thereon); provided, further, that in no event shall any of the Installments be paid later than March 15th of the year following that in which the Termination Date occurs, and any of the Installments that would otherwise be paid after such March 15th shall instead be paid on such March 15th. Each payment made pursuant to this Section 3(f)(2)(i) shall be treated as a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

5.             Section 3(f)(2)(ii). Section 3(f)(2)(ii) is hereby deleted and replaced in its entirety with the following:

(ii)           Continuation Coverage. During the period commencing on the Termination Date and ending on the six (6)-month anniversary of the Termination Date or, if earlier, the date on which you become eligible for coverage under the group health plan of a subsequent employer (of which eligibility you hereby agree to give prompt notice to the Company) (in any case, the “COBRA Period”), subject to your valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, the Company shall continue to provide you and your eligible dependants with coverage under its group health plans at the same levels and the same cost to you as would have applied if your employment had not been terminated based on your elections in effect on the Termination Date), provided, however, that (1) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (2) the Company is otherwise unable to continue to cover you under its group health plans, then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to you as currently taxable compensation in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).

6.             This First Amendment shall be and, as of its effectiveness, is hereby incorporated in and forms a part of, the Employment Agreement.

7.             Except as expressly provided herein, all terms and conditions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first written above.

DEMAND MEDIA, INC.

By:	/s/ Richard Rosenblatt
Richard Rosenblatt
Chairman and Chief Executive Officer

EXECUTIVE

/s/ Joanne Bradford
Joanne Bradford